Prospectus Supplement No. 14 to Prospectus dated January 16, 2002
Filed pursuant to Rule 424(b)(3) File No. 333-69082

INTERNATIONAL PAPER COMPANY
$2,105,000,000
Principal Amount at Maturity of
Zero Coupon Convertible Senior Debentures due 2021
and
Common Stock Issuable Upon Conversion Thereof

This prospectus supplement relates to the resale by the holders listed below of Zero Coupon Convertible Senior Debentures due 2021 of International Paper Company and the shares of our common stock issuable upon the conversion of the debentures.

You should read this prospectus supplement together with the prospectus dated January 16, 2002, which is to be delivered with this prospectus supplement.

The table below sets forth additional and updated information concerning beneficial ownership of the debentures, and supplements and, to the extent inconsistent with, amends the table appearing under the caption “Selling Securityholders” beginning on page 35 of the prospectus. To the extent that a selling securityholder is listed both in the table below and in the table appearing in the prospectus, the information set forth below regarding that selling securityholder supercedes the information set forth in the prospectus. We have prepared this table based on information given to us by the selling securityholders listed below prior to the date hereof.

Name of Selling Securityholder	Principal Amount at Maturity of Debentures Beneficially Owned That May be Sold	Percentage of Debentures Outstanding	Number of Shares of Common Stock That May be Sold(1)	Percentage of Common Stock Outstanding(2)

Lakeshore International Limited	19,000,000.903		180,710.90	*

Total	$2,105,000,000	100.00%	20,020,865.00	4.15%

* Less than one percent (1%)
(1)	Assumes conversion of all of the holder’s debentures at a conversion rate of 9.5111 shares of common stock per $1,000 principal amount at maturity of the debentures. This conversion rate is subject to adjustment, however, as described under “Description of Debentures—Conversion Rights—Adjustments to Conversion Rate” beginning on page 22 of the prospectus. As a result, the number of shares of common stock issuable upon conversion of the debentures may increase or decrease in the future.

(2)	Calculated based on Rule 13d-3(d)(i) of the Exchange Act using 481,958,088 shares of common stock outstanding as of September 30, 2001. In calculating this amount, we treated as outstanding the number of shares of common stock issuable upon conversion of all of that particular holder’s debentures. However, we did not assume the conversion of any other holder’s debentures.

You should carefully consider the matters discussed under the caption “Risk Factors” starting on page 11 of the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to thecontrary is a criminal offense.

The date of this Prospectus Supplement is July 8, 2003.